Exhibit 10.2

February 6, 2018

Michael Aguiar

Dear Mike:

This letter (the “Agreement”) confirms the agreement between you and Innoviva, Inc. (the “Company”) regarding your resignation of employment with the Company at the request of the Company’s Board of Directors (the “Board”).  You acknowledge that that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

1.              Termination Date.  Your employment with the Company terminated on February 6, 2018 (the “Termination Date”). Effective as of the Termination Date, you resigned as a member of the Board.

2.              Salary, Vacation and Bonus.  The Company paid you $92,337.83 (less all applicable withholding taxes and other deductions).  This amount represents all of your salary earned through the Termination Date and all of your accrued but unused vacation time or PTO.  In addition, subject to you executing this Agreement and not revoking it in accordance with Section 8 below, the Company will pay you a lump sum amount of $250,000.00 in lieu of your 2017 performance bonus that you would have been entitled to if you remained an employee through the payment date. The payment in lieu of bonus will be made at the time the Company makes bonus payments to current employees.  All of your  accrued salary deductions pursuant to the Company’s employee stock purchase plan shall be refunded to you in accordance with such plan. Reimbursement for expenses incurred by you will be made pursuant to Company policy provided you submit required documentation by the close of business on the Termination Date.

3.              Unemployment Benefits.  You may elect to file a claim for unemployment compensation benefits.  Your eligibility will be determined by the State of California.

4.              Severance Pay.  Subject to you executing this Agreement and not revoking it in accordance with Section 8 below and in accordance with your Offer Letter, dated August 5, 2014, the Company will pay you a lump sum severance in the amount of $2,704,879; which constitutes 24 months’ salary (at the rate in effect as of the Termination Date) plus 2 times your current target bonus.  The payments will be subject to applicable federal and state tax withholdings.

5.              Restricted Stock Awards.   Other than as set forth in this paragraph, as of the Termination Date, all unvested restricted stock awards or units held by you expired or were automatically forfeited.  On January 14, 2016, the Company granted you a performance-based restricted stock award for a maximum of 144,668 shares of its Common Stock (the “2016 PRSA”).  On June 2, 2014, the Company granted you a restricted stock award of 50,000 shares of its Common Stock (the “2014 RSA”).  On August 15, 2014, the Company granted you a restricted stock award of 43,905 shares of its Common Stock (the “2014 CEO RSA”).  On January 7, 2015, the Company granted you a restricted stock award of 176,056 shares of its Common Stock (the “2015 RSA”). On January 14, 2016, the Company granted you a restricted stock award of 144,666 shares of its Common Stock (the “2016 RSA”).  On January 17, 2017, the Company granted you a restricted stock award of 166,747 shares of its Common Stock (the “2017 RSA” and, collectively with, the 2016 PRSA, the 2014 RSA, the 2014 CEO RSA, the 2015 RSA and the 2016 RSA, the “RSAs”).  Subject to you executing this Agreement and not revoking it in accordance with Section 8 below and as additional consideration for your resignation as a member of the Board, as of the Termination Date, the Company has accelerated the vesting of (i) 96,445 of the shares underlying the 2016 PRSA; (ii) 3,125 of the shares underlying the 2014 RSA; (iii) 2,744 of the shares underlying the 2014 CEO RSA; (iv) 11,003 of the shares underlying the 2015 RSA; (v) 9,041 of the shares underlying the 2016 RSA; and (vi) 41,687 of the shares underlying the 2017 RSA. The remaining shares underlying the RSAs were automatically forfeited as of the Termination Date.  You acknowledge that except for capital stock held by you prior to the  Termination Date and except as described in this Section 5 you have no rights to the Company’s capital stock.

6.              Release of Claims.

(a)                                                                                 In exchange for the payment of the amount in lieu of the  2017 performance bonus as set forth in Section 2, the Severance Pay as set forth in Section 4 above and as partial consideration for the accelerated vesting of the RSAs as set forth in Section 5 above, and other consideration provided to you by this Agreement that you are not otherwise entitled to receive, to the fullest extent permitted by law, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement.  This general release includes, but is not limited to:  (1) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses (except as set forth in Sections 2 and 4 above), vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Workers Adjustment and Retraining Notification Act the California Fair Employment and Housing Act (as amended) and all other laws and regulations relating to employment.

(b)                                                                                 The Company voluntarily and irrevocably releases and discharges you and your executors and administrators generally from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts that relate in any manner to your employment with or services for the Company, known or unknown which the Company has, claims to have, ever had, or ever claimed to have had against you through the date upon which you execute this Agreement. This general release of claims includes, without implication of limitation, all claims related to your services or termination as a director, officer, employee, agent, or fiduciary of the Company or your activities on behalf of the Company in any such capacity; provided however, that this general release of claims excludes any acts or omissions that would be excluded from exculpation under Section 102(b)(7)(ii) of the Delaware General Corporation Law.

7.              Exceptions.  You are not releasing any claim that cannot be waived under applicable state or federal law, and you are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), the Indemnification Agreement dated February 17, 2012 between you and the Company (the “Indemnification Agreement”), or any directors’ and officers’ liability insurance policy of the Company or to bring an action to enforce your rights under this Agreement. You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, California Fair Employment and Housing Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.  However, you understand and agree that you shall not be entitled to, and shall not seek nor permit anyone to seek on your behalf, any personal, equitable or monetary relief for any claims or causes of action released by you in this Agreement, to the fullest extent permitted by law.

8.              Consideration and Revocation Period.  You acknowledge that you  consulted with an attorney of  your  choice prior to signing this Agreement, and that you had at least 21 days to consider this Agreement before signing it.  You acknowledge that if this Agreement is signed before the 21 days have elapsed from the date of delivery, by signing this Agreement you have expressly waived the 21-day consideration period.  You acknowledge that you may revoke this Agreement within seven (7) days following its execution, and the Agreement shall not become effective until the revocation period has expired. If you do not revoke this Agreement, the eighth day after the date you sign the Agreement it will be the “Effective Date.”

9.              Waiver.  You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

In addition, pursuant to the Company’s bylaws, you hereby waive all rights to notice of the meetings of the Board of Directors of the Company held on January 29, 2018, February 1, 2018, and February 6, 2018.

10.       Representations.  You hereby represent that you have been paid all compensation owed, including commission pay, and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

11.       No Admission.  Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

12.       Other Agreements.  At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement with the Company that you signed on March 11, 2005, a copy of which is attached as Exhibit A.  You and the Company will also remain bound by the Indemnification Agreement.  In addition, you acknowledge that you remain subject to the trading restrictions set forth in the Company’s Insider Trading Policy (as amended and restated as of March 3, 2017) (the “Trading Policy”) until the later of (i) such time that you no longer possess any material non-public information subject to the Trading Policy and (ii) the beginning of the second full trading day following the date of public disclosure of the Company’s financial results for the year ended December 31, 2017.  Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement.  This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

13.       Confidential and Proprietary Information.  You acknowledge your ongoing covenant under Proprietary Information and Inventions Agreement to preserve as confidential the Company’s Confidential Information as that term is defined therein. You agree that you will not discuss your employment by the Company or circumstances of your departure with any non-governmental entity or person (other than information that is publicly available or  in connection with the Company’s filings with the Securities and Exchange Commission) unless (i) required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such Confidential Information; provided that you shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment and  (ii) to your spouse, attorney and/or personal tax and financial advisors as reasonably necessary or appropriate to assist in your tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 13 by you.

14.       Company Property.  You represent that you have permanently deleted or will by 5:00 p.m. California time on February 7, 2018 permanently delete all Company-related electronic  information and files that are stored on your computer(s) and devices and that you will promptly  return to the Company all  other property and copies of documents that belong to the Company.  In no event should this provision be construed to require you to return to the Company any document or other materials concerning your remuneration and benefits during your employment with the Company.

15.       Litigation Cooperation.  You agree to reasonably cooperate with the Company in the defense or prosecution of any claims or actions which already have been brought or which may be brought in the future on behalf of the Company or against the Company which relate to events or occurrences that you were involved in or which you gained knowledge of during your employment with the Company. Such cooperation shall be subject to any restrictions set forth in any subpoena or request or order of a Government Agency. Your reasonable cooperation in connection with such claims or actions shall include, without implication of limitation, being reasonably available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company, at reasonable times.  You agree that you will not voluntarily disclose any information to any non-governmental person or party that is adverse to the Company and that you will maintain the confidences and privileges of the Company.

16.       No Disparagement.  You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law. The Company will not, and will instruct its officers, directors and its investor relations personnel not to make any disparaging statements concerning you or your performance as an executive officer of the Company.

17.       Severability.  If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

18.       Choice of Law.  This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than its choice-of-law provisions).

19.       Execution.  This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement.  Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

INNOVIVA, INC.

By:	/s/ Patrick G. LePore
Patrick G. LePore
Vice-Chairman of the Board of Directors

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims.  I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Michael Aguiar
Signature of Michael Aguiar

Dated:	2/6/18